EXHIBIT 4.2

                              ADVERTISING AGREEMENT
      This ADVERTISING AGREEMENT (the "Agreement") is made this ____ day of
                         October 2003, by and between:


                BARTHOLOMEW INTERNATIONAL INVESTMENTS LTD., INC.
                      (hereinafter referred to as "BIIL ")
                                       AND
                               RADIX MARINE, INC.

                      (hereinafter referred to as "RADIX")

                    Collectively BIIL and RADIX MARINE, INC.
                    hereinafter referred to as "THE PARTIES".

WHEREAS,  BIIL is an  advertising  firm with expertise in the  dissemination  of information about publicly traded companies. BIIL is in the business of advertising, providing investor relations services, public relations services, disseminating information about public companies, publishing, advertising services, financing arrangements, private placements and other related programs, services and products; and

WHEREAS, RADIX MARINE, INC. desires to publicize RADIX MARINE, INC., its name and business, with the intention of making its name and businesses better known to RADIX MARINE, INC.'s shareholders, investors, brokerage houses, potential investors or shareholders, and various media; and

WHEREAS, BIIL is willing to accept RADIX MARINE, INC. as a client.

WHEREAS, RADIX MARINE, INC. desires advertising relations services for RADIX MARINE, INC. and the dissemination of information about RADIX MARINE, INC., and its businesses, to a much broader audience in general, and desires to employ and/or retain BIIL to provide such services as an independent contractor, and BIIL is agreeable to such a relationship and/or arrangement, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, it is agreed as follows:

DEFINITIONS AND INTERPRETATIONS

1. CAPTIONS AND SECTION NUMBERS. The headings and section references in this Advertising Relations Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions thereof.

2. EXTENDED MEANINGS. The words "hereof", "herein", "hereunder", "hereto" and similar expressions used in any clause, paragraph or section of this Agreement and any Addendums and/or Exhibits attached to this Agreement will relate to the whole of this Agreement including any attached Addendums and/or Exhibits and not to that clause, paragraph or section only, unless otherwise expressly provided.

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3. NUMBER AND GENDER.  In this Agreement  words  importing the masculine  gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

4. SECTION REFERENCES AND SCHEDULES. Any reference to a particular "article", "section", "paragraph" or other subdivision of this Agreement and any reference to a schedule, exhibit or addendum by name, number and/or letter will mean the appropriate schedule, exhibit or addendum attached to this Agreement and by such reference is incorporated into and made part of this Agreement.

                                    AGREEMENT

5. APPOINTMENT. RADIX MARINE, INC. hereby appoints and engages BIIL as an advertising relations firm to assist in the dissemination of the press releases of RADIX MARINE, INC. and other such promotional materials and information about RADIX MARINE, INC., and hereby retains and employs BIIL upon the terms and conditions of this Agreement. BIIL accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

6. ENGAGEMENT. RADIX MARINE, INC. engages BIIL to publicize RADIX MARINE, INC. to brokers, prospective investors and shareholders and to the subscribers of the Internet Newsletters that the principals and/or officers of BIIL may be involved with, associated with, own and/or operate and as further described below and subject to the further provisions of this Agreement. BIIL hereby accepts said engagement and RADIX MARINE, INC. as a client, and agrees to publicize RADIX MARINE, INC. as further described below and subject to the further provisions of this Agreement to the best of its ability.

7. AUTHORITY AND DESCRIPTION OF SERVICES AND DUTIES OF BIIL. During the term of this Agreement BIIL shall furnish various professional services RADIX MARINE, INC. as requested by RADIX MARINE, INC. Said professional services and advice shall relate to those services, items and/or subjects described in the first full paragraph of the first page of this document, and in paragraph 6 above, wherein BIIL and the services it provides are described, and/or as follows:

     A. BIIL shall act, generally, to disseminate any and all press releases of RADIX MARINE, INC., and other such promotional material as may be provided to BIIL by RADIX MARINE, INC. or that BIIL may produce for its promotion of RADIX MARINE, INC. as a company, essentially acting (1) as liaison between RADIX MARINE, INC. shareholders and potential investors; (2) as an advisor to RADIX MARINE, INC. with respect to communications and information, which may include but is not necessarily limited to, the writing of a corporate profile that will be disseminated to the subscribers of the financial newsletters owned or operated by BIIL (and/or it principals), or other such newsletters that BIIL may work with, the preparation of research reports, planning, developing, designing, organizing, writing and distributing such communications and information in every legal and ethical way possible and to the BIIL of their abilities.

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     B. BIIL may assist in  establishing,  and advise RADIX  MARINE,  INC.  with respect to: interviews of RADIX MARINE, INC. officers by the financial media; interviews of officers of RADIX MARINE, INC. by analysts, market makers, broker-dealers, and other members of the financial community.

     C. BIIL shall seek to make RADIX MARINE, INC., its management, its products, and its financial situation and prospects, known to the financial media, financial publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors, and other members of the financial community as well as the general public.

     D. BIIL, in providing the foregoing services, shall be responsible for all costs of providing the services, including, but not limited to, out-of-pocket expenses for postage, service (e.g., Federal Express), telephone charges. These fees include compensation to third party vendors, copywriters, staff writers, art and graphic personnel, subcontractors, printing, etc.

     E. BIIL 's compensation under this Agreement shall be deemed to include the above mentioned costs and expenses, unless otherwise expressly provided herein.

     F. Marketing Program: including, but not necessarily limited to, the following components: i) BIIL reviews and analyzes all aspects of RADIX MARINE, INC. and/or it's goals and makes recommendations on feasibility and achievement of desired goals. ii) BIIL provides through their network, including its Internet Newsletters, firms and brokers interested in participating, and schedules and conducts the necessary due diligence and obtains the required approvals necessary for those firms to participate. iii) BIIL shall be available to field calls from firms and brokers inquiring about RADIX MARINE, INC.

     G. BIIL agrees to comply with all NASD and SEC rules and regulations concerning the dissemination of information about public companies over the Internet to the best of its ability and knowledge. If BIIL has questions concerning said rules and regulations, BIIL agrees to seek out competent legal counsel concerning said rules and regulations that all things done may be done in compliance with said rules and regulations.

8. TERM OF AGREEMENT. This Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period of 6 months and/or until such time as such matters are finalized to the satisfaction of both RADIX MARINE, INC. and BIIL. It is expressly acknowledged and agreed by and between the parties hereto that BIIL shall not be obligated to provide any services and/or perform any work related to this Agreement until such time that

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the agreed upon $200,000 worth of shares of free-trading  stock in RADIX MARINE,
INC. has been received by BIIL.

9. WHERE SERVICES SHALL BE PERFORMED. BIIL's services shall be performed at the main office location of BIIL, or other such designated location(s) as BIIL and RADIX MARINE, INC. agree are the most advantageous for the work to be performed.

10. LIMITATIONS ON SERVICES. The parties hereto recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, BIIL agrees as follows:

     A. BIIL shall NOT release any financial or other information or data about RADIX MARINE, INC. without the consent and approval of RADIX MARINE, INC.

     B. BIIL shall NOT conduct any meetings with financial analysts without informing RADIX MARINE, INC. in advance of any proposed meeting, the format or agenda of such meeting and RADIX MARINE, INC. may elect to have a representative of RADIX MARINE, INC. attend such meeting.

     C. BIIL shall NOT release any information or data about RADIX MARINE, INC. to any selected or limited person(s), entity, or group if BIIL is aware that such information or data has not been generally released or promulgated.

11. DUTIES OF BILL. The Parties agree that the duties of RADIX MARINE, INC. are as follows:

     A. RADIX MARINE, INC. shall supply BIIL, on a regular and timely basis with data and information about RADIX MARINE, INC., its products, its management, and its operations and RADIX MARINE, INC. shall be responsible for advising BIIL of any facts which would affect the accuracy of any prior data and information previously supplied to BIIL so that BIIL may take corrective action.

     B. BIIL reports are not intended to be used in the offering of securities. Accordingly, clients must agree to each of the points listed below and to indemnify BIIL for any breach of these representations and covenants.

     C. In that BIIL relies on information provided by RADIX MARINE, INC. for a substantial part of its preparations and reports, RADIX MARINE, INC. must represent that said information concerning RADIX MARINE, INC. is neither false nor misleading, and agrees to hold BIIL harmless for any information supplied to BIIL by RADIX MARINE, INC. about RADIX MARINE, INC. that was not truthful; and RADIX MARINE, INC. agrees to hold harmless BIIL for any claims relating to the purchase and/or sale of RADIX MARINE, INC. securities occurring out of or in

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connection with BIIL 's  relationship  with RADIX MARINE,  INC.,  unless BIIL is found to have been negligent and/or willfully disseminated false or misleading information about RADIX MARINE, INC., or any information RADIX MARINE, INC. or any regulatory body would deem as confidential or "inside information".

     D. In that BIIL shareholders, officers, employees, and/or members of their families may hold a position in and engage in transactions with respect to RADIX MARINE, INC. securities, and in light of the fact that BIIL imposes restrictions on such transactions to guard against trading on the basis of material, nonpublic information, RADIX MARINE, INC. shall contemporaneously notify BIIL if any information or data being supplied to BIIL concerning RADIX MARINE, INC. has not been generally released or promulgated.

     E. BIIL, its principals, employees, assigns and agents agree and promise not to short the common stock of RADIX MARINE, INC. at any time during the term of this Agreement.

12. REPRESENTATIONS.

     A. RADIX MARINE, INC. shall be deemed to make a continuing representation of the accuracy of any and all material facts, materials, information, and data which it supplies to BIIL about RADIX MARINE, INC. to the best of its ability and RADIX MARINE, INC. acknowledges its awareness that BIIL will rely on such continuing representation in disseminating such information and otherwise performing its investor relations functions. The accuracy of the information put out by RADIX MARINE, INC. is the responsibility of RADIX MARINE, INC.

     B. BIIL, in the absence of notice in writing from RADIX MARINE, INC., will rely on the continuing accuracy of materials, information, and data supplied by RADIX MARINE, INC.

     C. RADIX MARINE, INC. hereby agrees to hold harmless BIIL against any claims, demands, suits, loss, damages, etc., arising out of BIIL 's reliance upon the instant accuracy and continuing accuracy of such facts, materials, information, and data, unless BIIL has been negligent in performing its duties and obligations hereunder.

     D. RADIX MARINE, INC. hereby authorizes BIIL to issue, in BIIL 's sole discretion, corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker-dealers, market makers, or other members of the financial community concerning any information about RADIX MARINE, INC. supplied to BIIL by RADIX MARINE, INC. that BIIL has found to be correct or that may have changed since the date of its first issuance.

     E. RADIX MARINE, INC. shall cooperate fully and timely with BIIL to enable BIIL to perform its duties and obligations under this Agreement.


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     F. The performance by RADIX MARINE, INC. of this Agreement will not violate any applicable court decree or order, law or regulation or any contractual obligation by which RADIX MARINE, INC. may be bound.

     G. RADIX MARINE, INC. activities pursuant to this Agreement or as contemplated by this Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or state securities laws; any contact between RADIX MARINE, INC. and a potential investor in RADIX MARINE, INC. shall be such that BIIL would be acting merely as a finder or consultant with respect to such prospective investor obligations under this Agreement.

     H. RADIX MARINE, INC. shall act diligently and promptly in reviewing materials submitted to it by BIIL to enhance timely distribution of the materials and shall inform BIIL of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

     I. The execution and performance of this Agreement by BIIL has been duly authorized by the Board of Directors of BIIL or its owners in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of BIIL.

     J. The performance by BIIL of this Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of BIIL or any contractual obligation by which BIIL may be bound.

     K. BIIL 's activities pursuant to this Agreement or as contemplated by this Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or state securities laws; any contact between BIIL and a potential investor in RADIX MARINE, INC., shall be such that BIIL would be acting merely as a finder or consultant with respect to such prospective investor.

13. COMPENSATION AND DISCLOSURE

     A. Compensation payable to BIIL for all general advertising relations services and other services hereunder, including but not limited to acquisition and merger services and capital raises, shall be paid by RADIX MARINE, INC. to BIIL by the means and in the manner or manners as described in Paragraph 14.

     B. BIIL agrees to disclose fully in all of its dissemination of information to shareholders and potential shareholders and/or investors of RADIX MARINE, INC., that it has been paid $200,000 worth in shares of free-trading RADIX MARINE, INC., and that such compensation should be seen as a conflict of interest.

14. PAYMENT. BIIL will receive $200,000 worth in shares of free-trading RADIX MARINE, INC., common stock from RADIX MARINE, INC. BIIL is to perform for RADIX MARINE, INC., as outlined in this Agreement. Said shares will be transferred into the names indicated by BIIL and sent via Federal Express or other mail carrier to the address for BIIL first indicated above or via DTC to the accounts of BIIL.


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15. BIIL AS AN  INDEPENDENT  CONTRACTOR.  BIIL shall provide said services as an independent contractor, and not as an employee of RADIX MARINE, INC. or of any company or person affiliated with RADIX MARINE, INC. BIIL agrees to work diligently to publicize the name and business of RADIX MARINE, INC. to the business and investment community. BIIL has no authority to bind RADIX MARINE, INC., or any affiliate of RADIX MARINE, INC., to any legal action, contract, agreement, or purchase, and such action can not be construed to be made in good faith or with the acceptance of RADIX MARINE, INC.; thereby becoming the sole responsibility of BIIL. BIIL is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded RADIX MARINE, INC. employees. BIIL shall be solely responsible for any Federal, State, or Local Taxes, and should RADIX MARINE, INC. for any reason be required to pay taxes at a later date, BIIL shall reassure such payment is made by BIIL, and not by RADIX MARINE, INC. or any affiliate of RADIX MARINE, INC. BIIL shall be responsible for all workers compensation payments and herein holds RADIX MARINE, INC. harmless for any and all such payments and responsibilities related hereto.

16. BIIL NOT TO ENGAGE IN CONFLICTING ACTIVITIES. During the term of this Agreement BIIL shall not engage in any activities that directly conflicts with the interests of RADIX MARINE, INC., RADIX MARINE, INC. hereby acknowledges notification by BIIL and understands that BIIL does, and shall, represent and service other and multiple clients in the same manner as it does RADIX MARINE, INC., and that RADIX MARINE, INC. is not an exclusive client of BIIL.

17. INSIDE INFORMATION - SECURITIES VIOLATIONS. In the course of the performance of this Agreement it is expected that specific sensitive information concerning the operations of RADIX MARINE, INC., its business, and/or affiliate companies shall come to the attention and knowledge of BIIL. In such event BIIL will not divulge, discuss, or otherwise reveal such information to any third parties.

18. DISCLOSURE. BIIL is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the BIIL interests of RADIX MARINE, INC. It is mutually understood that prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that BIIL may be involved with on behalf of RADIX MARINE, INC.

19. AMENDMENTS. This Agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.


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20.  SEVERABILITY.  If any  provision  of  this  Agreement  shall  be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

21. TERMINATION OF AGREEMENT. This Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 8 above except as follows:

     A. Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;

     B. Upon the other party taking the benefit of any insolvency law; and/or

     C. Upon the other party having or applying for a receiver appointed for either party.

     D. As provided for in Paragraph 27 below.

22. ATTORNEY FEES. In the event either party is in default of the terms or conditions of this Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs, reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

23. RETURN OF RECORDS. Upon termination of this Agreement, BIIL shall deliver all records, notes, data, memorandum, models and equipment of any nature that are in the control of BIIL that are the property of or relate to the business RADIX MARINE, INC. if asked to do so.

24. NON-WAIVER. The failure of either party, at any time, to require any such performance by any other party shall not be constructed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require full performance hereunder.

25. DISCLAIMER BY BIIL. BIIL shall be the preparer of certain promotional materials, and; BIIL makes no representation to RADIX MARINE, INC., or others, that; (a) its efforts or services will result in any enhancement to RADIX MARINE, INC. (b) the price of RADIX MARINE, INC.'s publicly traded securities will raise (c) any person will purchase RADIX MARINE, INC.'s securities, or (d) any investor will lend money to and/or invest in or with RADIX MARINE, INC.

26. LIMITATION OF BIIL LIABILITY AND INDEMNIFICATION. In the event BIIL fails to perform its work or services hereunder, its entire liability to RADIX MARINE, INC. shall not exceed the lessor of; (a) the amount of compensation BIIL has

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received from RADIX MARINE,  INC.,  under Paragraph 13 and/or 14 above;  (b) the amount of compensation BIIL has received from RADIX MARINE, INC.; or (c) the actual damage to RADIX MARINE, INC., as result of such non-performance. BIIL shall indemnify and be liable to the RADIX MARINE, INC. for any claim against RADIX MARINE, INC., by any person or entity arising from or in any way related to this Agreement if it is found that BIIL has been untruthful, misleading, or negligent in any manner, to RADIX MARINE, INC., and/or that such behavior on the part of BIIL was the cause of the claim or action against RADIX MARINE, INC.

27. OWNERSHIP OF MATERIALS. All right, title and interest in and to materials to be produced by BIIL in connection with this Agreement and other services to be rendered under said Agreement shall be and remain the sole and exclusive property of BIIL, except in the event RADIX MARINE, INC. performs fully and timely its obligations hereunder, RADIX MARINE, INC. shall be entitled to receive upon written request, one (1) copy of all such materials.

28. MISCELLANEOUS.

     A. THE EFFECTIVE DATE of representations shall be no later than the date of execution by the parties of this Agreement.

     B. CURRENCY: In all instances, references to dollars shall be deemed to be US dollars.

     C. NOTICES. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either personal delivery, express mail or other national overnight courier services. Notices shall be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice. Any notice required or permitted by this Agreement to be given shall be given to the respective parties at the addresses first written above, on page one (1) of this Agreement.

     D. PARENT AND SUBSIDIARY COMPANIES OR ENTITIES. This Agreement to publicize the name and business of RADIX MARINE, INC. applies to all parent or subsidiary companies or entities of RADIX MARINE, INC.

     E. EXCLUSION WITH RESPECT TO PARTNERSHIP. The parties agree that, in no way, shall this Agreement be construed as being an act of partnership between the parties hereto and that no party hereto shall have, as a result of the execution of this Agreement, any liability for the commitments of any other party of any type, kind or sort.


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     F. TIME IS OF THE ESSENCE.  Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations hereunder.

     G. INURNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addenda's attached hereto.

     H. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. It is declared by both parties that there are no oral or other agreements or understanding between them affecting this Agreement, or relating to the business of BIIL. This Agreement supersedes all previous agreements between BIIL and RADIX MARINE, INC.

     I. ACCEPTANCE BY BIIL. This Agreement is not valid or binding upon BIIL unless and until executed by its President or other duly authorized executive officer, principal or owner of BIIL.

     J. EXECUTION IN COUNTERPART; TELECOPY-FAX. This Agreement may be executed in counterparts, not withstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, and shall be deemed to be an original and all of which will constitute one and the same agreement, effective as of the reference date first written above. The fully executed telecopy (fax) version of this Agreement shall be construed by all parties hereto as an original version of said Agreement.

     K. DISCLAIMER. BIIL is in the business of advertising relations and other related business, as previously stated above, and in no way proclaims to be an investment advisor and/or stock or securities broker. BIIL is not licensed as a stock or securities broker and is not in the business of selling such stocks or securities or advising as to the investment viability or worth of such stocks or securities.

     L. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Washington.

     M. VENUE. The parties hereby consent and submit to the jurisdiction and venue of any state or federal court within the city of Seattle in any litigation arising out of this Agreement.

     N. ARBITRATION. Any dispute between the parties pertaining to this Agreement shall be resolved through binding arbitration conducted by the American Arbitration Association. The parties agree that any arbitration proceeding shall be conducted in Seattle, Washington, and consent to exclusive jurisdiction and venue there. The award of the arbitrator(s) shall be final and binding, and the parties waive any right to appeal the arbitral award, to the

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

extent that a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (a) to compel arbitration, (b) to obtain injunctive relief and interim measures of protection pending arbitration, and
(c) to enforce any decision of the arbitrator(s), including but not limited to the final award.

     IN WITNESS WHEREOF, the parties hereto have set their hands in execution of this Agreement.




                                         RADIX MARINE, INC.


                                         By:    /S/ KATHY BRIGHT
                                           ------------------------------
                                         Name:
                                              ---------------------------
                                         Title:  PRESIDENT & C.E.O.


                                         BIIL


                                         By:    /S/ TERRENCE BYRNE
                                             ----------------------------
                                         Name:
                                              ---------------------------
                                         Title: PRESIDENT
                                              ---------------------------


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